Exhibit 10.36

October 11, 2012

Jean-Marc Rotsaert

[ADDRESS]

Dear Jean-Marc,

Solazyme, Inc. is pleased to offer you employment as Chief Operating Officer of the company on the terms set forth in this offer letter.

Your annualized base salary will be $350,000, paid semi-monthly according to our normal payroll schedule and subject to standard deductions and withholding. Your annual target bonus will be equal to 60% of your base salary. Your actual bonus, if any, will be determined by the Solazyme compensation committee, in its sole discretion, based upon its evaluation of your performance, Solazyme’s performance, and any other considerations it deems relevant. For your initial year of employment, your bonus will be pro-rated for the number of months elapsed in the bonus period for which you were employed by us. You must be employed through the bonus payment date in order to be eligible for any such bonus. You will be provided with access to a corporate apartment in San Francisco for up to 9 months to assist you in your relocation to the San Francisco Bay area. In addition you will also be eligible to receive up to $150,000 in relocation assistance to defray the costs of your relocation to the San Francisco Bay area. To the extent that you do not use all of such funds for your relocation, the remaining funds will be provided to you as a bonus. You agree to repay in full any of this $150,000 in relocation assistance/bonus that you use/are paid if you voluntarily terminate your employment with us within 12 months of your employment commencement.

As an employee, you are eligible to receive certain employee benefits as listed in Solazyme’s benefit summary, a copy of which has been provided to you separately. You should note that Solazyme may modify job titles, salaries, target bonuses and benefits from time to time as it deems necessary.

You will be granted a stock option to purchase 250,000 shares of Solazyme common stock (the “Option”), at a per share exercise price equal to the per share fair market value of the common stock on the date of grant (which will your employment commencement date), pursuant to the Solazyme 2011 Equity Incentive Plan (the “Plan”). The term of such stock option will be 10 years, subject to earlier expiration in the event of the termination of your service with Solazyme. Such stock option will vest and be exercisable as to 25% of the shares covered by the option on the first year anniversary of your employment commencement date and the remaining 75% of the shares covered by the option will vest in 36 equal monthly installments, with the first monthly installment vesting 1 month following the first year anniversary of your employment commencement date, as long as you remain employed by Solazyme. In addition, you will be granted restricted stock units (“RSUs”) covering $1 million of Solazyme common stock granted under and subject to the terms of the Plan (capped at 100,000 RSUs). The number of RSUs to be granted (rounded up to the nearest whole number) will be calculated as of the date of grant (which will your employment commencement date) based on the per share fair market value of the common stock on the date of grant. All or a portion of the RSUs may be earned and vest based on the achievement of revenue performance criteria set by the Solazyme compensation committee, with 50% of such RSUs being eligible for vesting on March 12, 2014, to the extent determined by the Solazyme compensation committee based on 2013 performance, and 50% of such RSUs being eligible for vesting on March 12, 2015, to the extent determined by the Solazyme compensation committee based on 2014 performance, in either case as long as you remain employed by Solazyme through the applicable vesting date. The Option and the RSUs will be subject to the provisions of Plan and the applicable forms of stock option agreement and restricted stock unit agreement thereunder.

Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, California 94080

Jean-Marc Rotsaert

October 11, 2012

Your employment with Solazyme is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Solazyme is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Notwithstanding the foregoing, you are eligible for the Solazyme Executive Severance and Change in Control Plan, a copy of which has been provided to you separately. Your participation in that plan will be as a Group B participant.

For purposes of federal immigration law, you will be required to provide to Solazyme documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire.

We ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by Solazyme or limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. If you are prevented from performing all or any of the duties of your position as a result of any such agreements, or litigation in regard thereto, Solazyme shall have the right to terminate your employment without triggering any severance obligations under the Executive Severance and Change in Control Plan.

You agree that, during the term of your employment with Solazyme, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Solazyme is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Solazyme. Similarly, you agree not to bring any third party confidential information to Solazyme, including that of any former employers. Notwithstanding the foregoing, we acknowledge that you are currently in discussions to become a member of the board of directors of a company and that you shall be entitled to continue such discussion and serve on such board provided that (i) such board duties do not interfere with your duties to Solazyme, (ii) such company is not a competitor of Solazyme, (iii) your association with such company is not expected to create negative publicity for Solazyme and (iv) you obtain the prior consent of Solazyme’s Chief Executive Officer, such consent not to be unreasonably withheld, conditioned or delayed.

As a condition of your employment, you are also required to sign and comply with a Proprietary Information and Inventions Agreement (“Inventions Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Solazyme, and non-disclosure of Solazyme proprietary information. Please note that we must receive your signed Inventions Agreement before you commence work for Solazyme.

Solazyme will enter into its standard Indemnification agreement for executive officers with you. Furthermore, during your service as an officer of Solazyme, you will be covered by Solazyme’s directors and officers (D&O) liability insurance as in effect from time to time.

You hereby authorize Solazyme to use, reuse, and to grant others the right to use and reuse your name, and biographical information, as well as any photograph, likeness (including caricature), and voice or video recording generated during your employment with Solazyme that relates to Solazyme, and any reproduction or simulation thereof, in any media now known or hereafter developed (including, but not limited to film, video and digital or other electronic media), both during and after your employment, for whatever purposes Solazyme deems necessary or desireable for its business.

It is important that you agree with us that this offer letter, together with the Solazyme Executive Severance and Change in Control Plan, constitute the entire statement with respect to the terms of your employment at Solazyme and that there are no oral agreements or understandings or any other written agreements that directly or indirectly affect the employment relationship between us and you. If there are any, please do not sign this letter until you have consulted with me and the parties have either modified this letter to state those understandings or agreed that there are no such understandings or agreements.

Jean-Marc Rotsaert

October 11, 2012

We are very excited about having you join the Solazyme team and hope you will find this to be a challenging, exciting and enjoyable work environment. To indicate your acceptance of our offer, please sign and date this letter agreement in the space provided below and return it to me along with the signed Inventions Agreement. This offer shall expire on October 31, 2012 if not accepted prior to such date. If you have any questions regarding this letter agreement, feel free to contact me.

Sincerely,

/s/ Jonathan Wolfson

Jonathan Wolfson

Chief Executive Officer

Accepted and agreed:

/s/ Jean-Marc Rotsaert

Jean-Marc Rotsaert

Proposed employment commencement date: October 22, 2012.